INDEPENDENCE HOLDING COMPANY           EXHIBIT 11
                      Computation of Per Share Earnings
                   (In Thousands, Except Per Share Amounts)
                                            1994       1993       1992
                                           ------------------------------
Proceeds from assumed exercise
 of stock warrants.........................$ 32,676   $ 42,294   $ 42,294

Proceeds from assumed exercise of stock
 options...................................     133        125        150
Repurchase of treasury stock under
 paragraph 38(a) of APB No. 15:
 3,143,390, 3,229,642 and 3,514,702
 shares at average market price of $3.07,
 $2.81, and $1.83 respectively.............  (9,650)    (9,075)    (6,432)
Assumed payment of debt outstanding........ (20,620)    (7,927)   (10,022)
                                            -------    -------    -------
Balance to be invested per paragraph 38(b)
 of APB No. 15.............................$  2,539   $ 25,417   $ 25,990
                                            =======    =======    =======
Income applicable to common and common
 equivalent shares before cumulative
 effect of accounting changes..............$  4,235   $  5,419   $  3,139
Cumulative effect of accounting changes....     -         (340)     1,199
                                            -------    -------    -------
Net income applicable to common and common
 equivalent shares.........................   4,235      5,079      4,338
Add:
 Pro-forma interest income.................     203      2,287      2,339
 Pro-forma reduction of interest expense...   1,443        793      1,002
                                            -------    -------    -------
 Adjusted net income.......................$  5,881   $  8,159   $  7,679
                                            =======    =======    =======

Weighted average shares outstanding........  15,717     16,148     17,574
                                            -------    -------    -------
Add:
 Shares assumed issued for warrants........   3,688      4,774      4,774
 Shares assumed issued for options.........      37         32         49
Less:
 Treasury stock purchased..................  (3,143)    (3,230)    (3,515)
                                            -------    -------    -------
Incremental shares issued..................     582      1,576      1,308
                                            -------    -------    -------
Total common and common equivalent shares..  16,299     17,724     18,882
                                            =======    =======    =======
Primary net income per common share before
 cumulative effect of accounting changes...$    .27   $    .33   $    .18
Primary income per common share from
 accounting changes........................     -         (.02)       .07
                                            -------    -------    -------
Primary net income per common share........$    .27   $    .31   $    .25
                                            =======    =======    =======
Primary net income per common and common
 equivalent shares before cumulative
 effect of accounting changes..............$    .36   $    .48   $    .35
Primary loss per common and common
 equivalent shares from accounting changes.     -         (.02)       .06
                                            -------    -------    -------
Primary net income per common and common
 equivalent shares.........................$    .36   $    .46   $    .41
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